Exhibit 99.1

AgEagle Aerial Systems Inc. Announces Closing of $6.5 Million Public Offering

Wichita, Kan., October 01, 2024 – AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry-leading provider of full stack flight hardware, sensors and software for commercial and government use, today announced the closing of a public offering with gross proceeds to the Company of approximately $6.5 million, before deducting placement agent fees and other estimated offering expenses payable by the Company.

The offering consisted of 26,899,996 Units, each consisting of one (1) share of our common stock, $0.001 par value per share (the “Common Stock”) or one Pre-Funded Warrant to purchase one share of Common stock, one Series A warrant (“Series A Warrant”) to purchase one share of Common Stock and one Series B warrant (“Series B Warrant”) to purchase one share of Common Stock. The public offering price per Unit was $0.24 (or $0.239 for each Unit with a Pre-Funded Warrant, which was equal to the public offering price per Unit with a share of Common Stock sold in the offering minus an exercise price of $0.001 per Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until exercised in full. The initial exercise price of each Series A Warrant is $0.24 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series A Warrants are exercisable immediately and expire five years from the closing date of the public offering. The initial exercise price of each Series B Warrant is $0.50 per share of common stock. The Series B Warrants are exercisable immediately and expire five years from the closing date of the public offering.

Aggregate gross proceeds to the Company are approximately $6.5 million. The Company expects to use the proceeds from the offering for the repayment of an outstanding note and the remainder for general corporate and working capital purposes.

Spartan Capital Securities, LLC acted as the sole placement agent for the offering. Duane Morris LLP. acted as counsel to the Company. Manatt, Phelps & Phillips LLP acted as counsel to Spartan Capital Securities, LLC.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-281897) previously filed with the U.S. Securities and Exchange Commission (“SEC”) on September 30, 2024, as amended, which became effective on September 30, 2024. The offering was made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the offering may be obtained from: Spartan Capital Securities, LLC, 45 Broadway, New York, NY 10006, at (212) 293-0123.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AgEagle Aerial Systems Inc.

Through its three centers of excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack drone solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

AgEagle Aerial Systems Contacts

Investor Relations Email: UAVS@ageagle.com

Media Email: media@ageagle.com